iParty Corp. Reports Third Quarter 2008 Financial Results

Dedham, MA, October 22, 2008/PR Newswire-First Call/ -- iParty Corp. (AMEX:IPT), a party goods retailer, today reported financial results for its third quarter of fiscal year 2008, which ended on September 27, 2008.

For the quarter, consolidated revenues were $17.7 million, a 2.7% decrease compared to $18.2 million for the third quarter in 2007. The decrease in third quarter revenues from the year-ago period included a 4.2% decrease in comparable store sales, offset by sales from two stores that were acquired during the first quarter of 2008. Consolidated gross profit margin was 40.1% for the quarter compared to a gross profit margin of 41.3% for the same period in 2007. Consolidated net loss for the quarter was $1.3 million, or $0.06 per share, compared to $1.1 million, or $0.05 per share, for the third quarter in 2007. On a non-GAAP basis, net loss for the quarter before interest, taxes, depreciation and amortization (“EBITDA net loss”) was $0.6 million compared to $0.5 million for the third quarter in 2007. EBITDA net loss is calculated as net loss, as reported under United States generally accepted accounting principles (“GAAP”), plus net interest expense, depreciation and amortization and income taxes. The schedule accompanying this release provides the reconciliation of net loss for the third quarters of 2008 and 2007, and net loss for the nine-month periods then ended, under GAAP to a non-GAAP, EBITDA basis.

For the nine-month period ended September 27, 2008, consolidated revenues were $54.0 million, a 0.4% decrease compared to $54.2 million for the first nine months of 2007. Consolidated revenues for the first nine months of 2008 included a 1.9% decrease in comparable store sales from the year ago period. Consolidated gross profit margin was 40.3% for the nine-month period, compared to 41.6% for the same period in 2007. For the nine-month period, consolidated net loss was $3.0 million, or $0.13 per share, compared to a consolidated net loss of $2.1 million, or $0.09 per share for the first nine months of 2007. EBITDA net loss was $0.9 million compared to $0.2 million for the first nine months of 2007.

Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, “Our third quarter 2008 sales decreased slightly as a result of softening customer traffic in our stores, due to a weak economy. This trend was partly offset by continued improvement in our average transaction amounts at the register.

“Gross profit margin for the third quarter of 2008 was negatively impacted by increases in product and store occupancy costs compared to the same period last year. For the nine-month period ended September, those increased costs, coupled with clearance markdowns taken in the first quarter of the year and some one-time grand opening expenses for our two new Rhode Island stores opened in the first quarter of 2008, contributed to an overall increase in net loss compared to the same period in 2007.

“Overall, while we have seen a slight decrease in customer traffic this year which we attribute to general economic conditions, we have not seen substantial evidence that our core consumers have made significant sacrifices in the celebration of special occasions for their children.”

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty’s aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Non-GAAP Financial Measures - EBITDA

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. Pursuant to the requirements of Regulation G, we have provided reconciliations of any non-GAAP financial measures we use in this release to the most directly comparable GAAP financial measures. We believe that our presentation of EBITDA, which is a non-GAAP financial measure, is an important supplemental measure of operating performance to investors.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles (“GAAP”), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. EBITDA is a non-GAAP financial measure and has been presented in this release because our management and the audit committee of our board of directors use this financial measure in monitoring and evaluating our ongoing financial results and trends. Our management and audit committee believe that this non-GAAP operating performance measure is useful for investors because it enhances investors’ ability to analyze trends in our business and compare our financial and operating performance to that of our peers.

Our presentation of EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In particular, we have opened new stores through the expenditure of capital funded with borrowings under our bank line of credit. Our results of operations, therefore, reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes these expenses, provides helpful information about the operating performance of our business, but EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under GAAP, and should not be considered as an alternative to those measurements as an indicator of our performance.

Accordingly, EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP and should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

	For the quarter ended		For the nine months ended
RECONCILIATION OF NON-GAAP MEASURES	Sep 27, 2008	Sep 29, 2007	Sep 27, 2008	Sep 29, 2007

Net income (loss) as reported under GAAP	$(1,322,630)	$(1,133,658)	$(3,003,552)	$(2,124,376)

plus, Interest expense, net	177,821	213,416	574,554	669,738
plus, Depreciation and amortization	496,636	420,804	1,522,738	1,264,302
plus, Income taxes	-	-	-	-

EBITDA, non-GAAP	$(648,173)	$(499,438)	$(906,260)	$(190,336)

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding, among other things, our growth strategy, industry and market trends and our customers’ preferences. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region; the successful implementation of our growth and marketing strategies; our ability to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; our relationships with our third party suppliers; our inventory management system; and the availability of retail store space on reasonable lease terms. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” of iParty’s most recently filed Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

iPARTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the nine months ended
	Sep 27, 2008	Sep 29, 2007	Sep 27, 2008	Sep 29, 2007
Revenues	$17,742,315	$18,208,760	$53,990,071	$54,219,838
Operating costs:
Cost of products sold and occupancy costs	10,629,144	10,679,713	32,225,078	31,687,361
Marketing and sales	6,677,703	6,620,424	18,703,915	18,286,196
General and administrative	1,580,277	1,828,865	5,490,076	5,700,919

Operating income (loss)	(1,144,809)	(920,242)	(2,428,998)	(1,454,638)

Interest expense, net	(177,821)	(213,416)	(574,554)	(669,738)

Net income (loss)	($1,322,630)	($1,133,658)	($3,003,552)	($2,124,376)

Income (loss) per share:
Basic and diluted	$(0.06)	$(0.05)	$(0.13)	$(0.09)

Weighted-average shares outstanding:
Basic and diluted	22,730,295	22,642,280	22,719,425	22,626,550

iPARTY CORP.
CONSOLIDATED BALANCE SHEETS

	Sep 27, 2008	Dec 29, 2007
ASSETS
Current assets:
Cash and cash equivalents	$62,563	$71,532
Restricted cash	556,961	862,536
Accounts receivable	1,108,727	1,105,807
Inventory, net	17,391,470	13,639,531
Prepaid expenses and other assets	1,188,989	996,779
Total current assets	20,308,710	16,676,185
Property and equipment, net	3,965,581	4,360,123
Intangible assets, net	2,452,219	1,756,800
Other assets	195,081	183,978
Total assets	$26,921,591	$22,977,086

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,946,813	$4,723,370
Accrued expenses	2,668,414	2,503,752
Current portion of capital lease obligations	14,754	30,473
Current notes payable	2,986,545	620,706
Borrowings under line of credit	4,320,714	2,613,511
Total current liabilities	19,937,240	10,491,812

Long-term liabilities:
Capital lease obligations, net of current portion	-	9,213
Notes payable, net of discount of $238,642	600,000	3,271,632
Other liabilities	1,170,612	1,113,522
Total long-term liabilities	1,770,612	4,394,367

Commitments and contingencies

Convertible preferred stock	13,647,720	13,682,167
Common stock	22,732	22,701
Additional paid-in capital	52,055,281	51,894,481
Accumulated deficit	(60,511,994)	(57,508,442)
Total stockholders' equity	5,213,739	8,090,907

Total liabilities and stockholders' equity	$26,921,591	$22,977,086
____________________

Contact:
iParty Corp.
David Robertson,
Chief Financial Officer
781-355-3770
drobertson@iparty.com